UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20459

FORM 8-A/A

(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

Lloyds Banking Group plc (Exact name of registrant as specified in its charter)

United Kingdom (State of incorporation or organization)	None (I.R.S. Employer Identification No.)

25 Gresham Street London EC2V 7HN United Kingdom (Address of principal executive offices)

Title of each class to be so registered	Name of each exchange on which each class is to to be registered

Senior Floating Rate Notes due 2021	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. : ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

Securities Act registration statement file number to which this form relates: 333-211791

Securities to be registered pursuant to Section 12(g) of the Act: None.

 EXPLANATORY NOTE

This Amendment No. 1 to the Form 8-A filed with the Commission on June 25, 2018 (the “Original Filing”) is being filed to correct a scrivener’s error on the cover page of the Original Filing.

The Registrant is filing this Amendment No. 1 to the Original Filing to amend the title of the securities under “Title of each class to be so registered” on the cover page of the Original Filing to read in its entirety “Senior Floating Rate Notes due 2021”. The disclosure under Items 1 and 2 below remains unchanged from the Original Filing.

Item 1.  Description of Registrant’s Securities to be Registered

The information required by this item is incorporated herein by reference to the information contained in the sections captioned “Description of Debt Securities” on pages 3 through 14 of the Prospectus, and “Description of the Senior Notes” on pages S-13 through S-21 and “Certain U.K. and U.S. Federal Tax Consequences” on pages S-22 through S-25 of the Prospectus Supplement.

Item 2.  Exhibits

4.1	Senior Debt Securities Indenture between Lloyds Banking Group plc, as issuer, and The Bank of New York Mellon acting through its London branch, as trustee, dated as of July 6, 2010 (incorporated herein by reference from Exhibit 4.1 to the Form 8-A12B filed with the Commission on July 16, 2010).
4.2	Sixth Supplemental Indenture to the Senior Debt Securities Indenture between Lloyds Banking Group plc, as issuer, and The Bank of New York Mellon acting through its London Branch, as trustee, dated as of June 21, 2018 (incorporated herein by reference from Exhibit 4.1 to the Form 6-K filed with the Commission on June 21, 2018).
4.3	Form of Global Note for the Senior Floating Rate Notes due 2021.
99.1	Prospectus and Prospectus Supplement (incorporated herein to the extent provided above by reference to the Registrant’s filings under Rule 424(b) on June 2, 2016 and June 15, 2018, respectively).

SIGNATURE

Pursuant to the requirements of Section 12 the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on behalf by the undersigned, thereto duly authorized.

Lloyds Banking Group plc

/s/ James Riley

Name: James Riley

Title: Senior Manager, Senior Funding & Covered Bonds

July 5, 2018